Exhibit 14

                    IRVINE PACIFIC CORPORATION
         CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICERS
                  AND SENIOR FINANCIAL OFFICERS

I.    Introduction

      This Code of Ethics (the "Code") is applicable to the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, of Irvine Pacific Corporation and its subsidiaries (collectively the "Company") together with any other Executive Officer of the Company performing similar functions.

II.   Conflicts of Interest

      Conflicts of interest are prohibited as a matter of the Company policy. An officer must be scrupulous in avoiding any action or interest that conflicts with, or gives the appearance of a conflict with the Company's interests. A conflict of interest exists whenever an individual's private interests in any way interferes or conflicts with, or appear to interfere or conflict with, the interests of the Company or make, or appear to make, it difficult for the individual to perform his or her work for the Company objectively and effectively. Conflicts of interest arise when:

..     an officer's personal interests interfere with the interests of the
      Company (for example, such officer competes with the Company;

..     an officer takes action for his direct or indirect benefit, or the direct or indirect benefit of a third party, in connection with, or as a result of, a material transaction that may make it difficult for such officer or others to perform work or make decisions objectively and effectively in the Company's interest (for example, such officer causes the Company to engage in business transactions with a company such officer controls or with friends or relatives);

..     such officer, or a member of such officer's family, receive improper personal benefits as a result of his position in the Company (for example, such officer receives a loan or other benefit from a third party to direct the Company business to a third-party).

      Conflicts of interest or material transactions or relationships involving potential conflicts of interest are prohibited as a matter of Company policy, except with the prior approval of the Audit Committee of the Board of Directors. An officer must not enter into, develop or continue any such material transaction or relationship without obtaining prior Audit Committee approval. There are other situations in which conflicts of interest may arise.

III.  Accurate Periodic Reports

      Accurate and timely disclosure in the reports and other documents that the Company files with the SEC and in its other public communications, such as press releases, earnings conference calls and industry conferences, is critical for the Company to maintain a good reputation, to comply with its obligations under the securities laws and to meet the expectations of its stockholders and other members of the investment community. An officer is to exercise the highest standard of care in preparing such reports and documents and other public communications, in accordance with the following guidelines:


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..     all accounting records, and the reports produced from such records, must be in accordance with all applicable laws and regulations;

..     all accounting records must fairly and accurately reflect the transactions or occurrences to which they relate;

..     all accounting records must fairly and accurately reflect in reasonable detail the Company's assets, liabilities, revenues and expenses;

..     no accounting records may contain any false or intentionally misleading entries;

..     no transactions should be intentionally misclassified as to accounts, departments or accounting periods;

..     all transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

..     no relevant information should be concealed from the internal auditors or the independent auditors; and

..     compliance with the Company's system of internal controls is required.

      In meeting such standards for disclosure, an officer shall at all times strive to comply with the Company's disclosure obligations and, as necessary, appropriately consider and balance the need or desirability for confidentiality with respect to non-public negotiations or other business developments. An officer is responsible for establishing effective disclosure controls and procedures and internal controls for financial reporting within the meaning of applicable SEC rules and regulations and the Company expects each officer to take a leadership role in implementing such controls and procedures and position the Company to comply with its disclosure obligations and otherwise meet the foregoing standards for public disclosure.

IV.   Compliance with Laws

      Each officer must respect and obey the laws of the cities, states and countries in which the Company operates and the rules and regulations applicable to the Company's business.

      Compliance with law does not obviate the need to act with the highest ethical standards.

      Where appropriate, the Company will hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading and other securities laws.

V.    Reporting Violations

     An officer is expected to report any violations of this Code of Ethics promptly to the Chairman of the Audit Committee of the Board of Directors. It is the policy of the Company not to allow retaliation for reports of wrongdoing or misconduct by others made in good faith. Each officer is expected to cooperate in internal investigations of wrongdoing or misconduct.

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VI.   Consequences of Non-Compliance with this Code

      Violations of this Code will be reported to the Audit Committee. If an officer fails to comply with this Code of Ethics or applicable laws, rules or regulations (including without limitation all rules and regulations of the Securities and Exchange Commission) such officer will be subject to disciplinary measures, up to and including discharge from the Company, and any appropriate legal action.

VII.  Amendment, Modification and Waiver

      This Code may be amended or modified by the Board of Directors of the Company. Waivers of this Code may only be granted by the Board of Directors or a committee of the Board of Directors with specific delegated authority. This Code of Ethics was unanimously approved and adopted by the Board of Directors on September 3, 2003.

By:

/s/   David MacEachern
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David MacEachern, Director



/s/  Franklin Unruh
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Franklin Unruh, Director



/s/  Scott Kapp
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Scott Kapp, Director